Exhibit 99.1
Date:     January 12, 2016

Contact: Victor H. Mendelson    (305) 374-1745 ext. 7590
Carlos L. Macau, Jr.    (954) 987-4000 ext. 7570

HEICO CORPORATION COMPLETES ROBERTSON ACQUISITION
LARGEST ACQUISITION IN HEICO’S HISTORY

Hollywood, FL, Miami, FL -- HEICO Corporation (NYSE: HEI.A and HEI) today announced that its Electronic Technologies Group completed the acquisition of Robertson Fuel Systems, LLC (“Robertson”), HEICO’s largest-ever acquisition. On December 21, 2015, HEICO announced it had entered into an agreement, subject to regulatory approval which was subsequently received, to acquire Robertson from affiliates of American Securities LLC for $255 million in cash to be paid at closing, to be adjusted for typical post-closing adjustments.

HEICO expects the acquisition to be accretive to its earnings per share within the year following acquisition. The Company did not release further financial details, but intends to provide an update to its sales and earnings forecasts when it announces its first quarter Fiscal 2016 earnings late next month after it finalizes transaction costs and other first year expenses.

Tempe, AZ-based Robertson is the world leader in the design and production of mission-extending, crashworthy and ballistically self-sealing auxiliary fuel systems for military rotorcraft. Robertson’s products include approximately 65 different fuel systems serving over 50 different platforms across military and civil aircraft and ground vehicles. Robertson has an installed base of over 11,000 fuel tank assemblies. Among the numerous platforms on which Robertson products can be found are the AH-64 Apache, CH-47 Chinook, UH-60 Black Hawk, MH-60 Sea Hawk and the V-22 Osprey aircraft.

HEICO stated that Robertson would continue to operate in its current locations with its current management team in place and that it does not expect any material staff turnover to result from the acquisition.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of certain niche aviation, defense, space, medical, telecommunications and electronics products. HEICO’s customers include a majority of the world’s airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

The Company has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share. The stock symbols for HEICO’s two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO’s Class A Common Stock symbol (HEI.A) to HEI/A or HEIa.

American Securities is a leading U.S. private equity firm with approximately $15 billion under management. Based in New York with an office in Shanghai, American Securities invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2 billion and/or EBITDA of $50 million to $200 million. For more information, please visit http://www.american-securities.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses including Robertson Fuel Systems; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.